Exhibit 21.00

Subsidiaries of the Registrant

Wholly Owned Subsidiaries

CareView Communications, Inc., a Texas corporation

CareView Operations, LLC, a Texas limited liability company

50% Owned Subsidiaries

CareView-Hillcrest, LLC, a Wisconsin limited liability company

CareView-Saline, LLC, a Wisconsin limited liability company